Exhibit 99.24(b)10
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in these Post-Effective Amendments No. 17 & 34 to the Registration Statements on Form N-4, No. 333-76154 & 811-7934 of Flexible Premium Deferred Variable Annuity Contract of our report dated February 19, 2018 relating to the financial statements of Thrivent Financial for Lutherans and to the use of our report dated April 27, 2018 with respect to the financial statements of Thrivent Variable Annuity Account B, which appear in such Registration Statement.  We also consent to the references to us as experts under the heading “Independent Registered Public Accounting Firm and Financial Statements” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Minneapolis, MN
April 27, 2018